Exhibit 99.1



                          Triarc Companies, Inc.
                             280 Park Avenue
                            New York, NY 10017


                                                          For Immediate Release


CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com

                    TRIARC HOLDS 2006 ANNUAL MEETING

New York, NY, June 7, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that at the Company's annual meeting, stockholders re-elected Triarc's twelve (12) directors, approved an amendment to the Company's Amended and Restated 2002 Equity Participation Plan and ratified the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants.

     The following twelve directors were re-elected: Nelson Peltz, Triarc's chairman and chief executive officer; Peter W. May, Triarc's president and chief operating officer; Hugh L. Carey, former governor of the State of New York and member of Congress, and currently a partner of Harris Beach LLP; Clive Chajet, chairman of Chajet Consultancy, L.L.C.; Edward P. Garden, Triarc's vice chairman; Joseph A. Levato, former executive vice president and chief financial officer of Triarc; Gregory H. Sachs, chairman and chief executive officer of Deerfield & Company LLC; David E. Schwab II, a senior counsel of Cowan,
Liebowitz & Latman, P.C.; Raymond S. Troubh, a financial consultant and a director of various public companies; Gerald Tsai, Jr., a private investor; Russell V. Umphenour, Jr., former chief executive officer of the RTM Restaurant Group; and Jack L. Wasserman, attorney-at-law.

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $12.4 billion under management as of April 2, 2006.

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